===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 333-117257

                           NOTIFICATION OF LATE FILING

(Check One): { } Form 10-KSB {_} Form 11-K {_} Form 20-F {x } Form 10-QSB
             {_} Form N-SAR

                       for Period Ended: May 31, 2005

{_}  Transition Report on Form  10-KSB
{_}  Transition Report on Form 20-F
{_}  Transition Report on Form 11-K
{_}  Transition Report on Form 10-Q
{_}  Transition Report on Form N-SAR For the Transition Period Ended:

-------------------------------------------------------------------------------
Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

-------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

-------------------------------------------------------------------------------

                                     PART I

                             REGISTRANT INFORMATION

                                Becoming Art Inc
        -----------------------------------------------------------------
                             Full Name of Registrant


              Nevada                                     Applied For
---------------------------------------------  ---------------------------------
(State or other jurisdiction of incorporation  (IRS Employer Identification No.)
           or organization)



                              One Technology Drive
                      Building H, Irvine, California 92618
                      ------------------------------------
                    (Address of principal executive offices)

                                 (949) 341-0050
                           ---------------------------
                           (Issuer's telephone number)

                867 West 8th Avenue, Vancouver, British Columbia,
                                 Canada V5Z 1E3
               --------------------------------------------------
                 (Former name, former address and former fiscal
                       year, if changed since last report)

                                     PART II

                           RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a) [ X ] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) [ X ] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) [ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Form 10-QSB for the period ended May 31, 2005 could not be filed within the prescribed time period due to additional time required to prepare and complete such document.


                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Thomas C. Hemingway, CEO             ((949)          341-0050
---------------------------------------------------------------------------
(Name)                             (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). {X} Yes {_} No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? {_} Yes {x} No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 Becoming Art Inc
-------------------------------------------
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 15, 2005                         /s/  Thomas C. Hemingway
                                            -------------------------------
                                            Thomas C. Hemingway, CEO